EXHIBIT 10.29

                           PURCHASE AND SALE AGREEMENT



BETWEEN:



                               XTRA OIL & GAS LTD.


                                     - AND -


                          TRISTAR OIL & GAS PARTNERSHIP







                            Dated: September 22, 2006

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                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

         THIS AGREEMENT made as of September 22, 2006

BETWEEN:

            XTRA OIL & GAS LTD., a corporation, having an office in Toronto, Ontario (hereinafter referred to as "VENDOR")

                                     - and -

            TRISTAR OIL & GAS PARTNERSHIP, a general partnership, having an office in Calgary, Alberta, by its managing partner TRISTAR OIL & GAS LTD. (hereinafter referred to as "PURCHASER")


         WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the Assets subject to and in accordance with the terms and conditions hereof;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, including the recitals and the Schedules, unless the context otherwise requires:

         (a) "ABANDONMENT AND RECLAMATION OBLIGATIONS" means all obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove all facilities and equipment comprising the Tangibles and restore and reclaim the surface sites thereof and to reclaim and restore the lands to which the Surface Rights relate;

         (b) "AFES" means authorities for expenditure, cash calls or mail ballots issued under operating agreements relating to any of the Assets authorizing expenditures and similar items;

         (c) "THIS AGREEMENT", "HEREIN", "HERETO", "HEREOF" and similar expressions refer to this Purchase and Sale Agreement;

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         (d)      "AGREEMENT DEFAULT" means a misrepresentation or breach of warranty or covenant made by a Party or the failure of a party to perform or observe any of the covenants or agreements to be performed by such Party under this Agreement or any certificate or instrument delivered in connection herewith;

         (e) "APPLICABLE LAW" means any law, statute, regulation, rule, ordinance, order or directive enacted or issued by any Governmental Authority having jurisdiction over Vendor, Purchaser or the Assets, and includes, without limitation, the provisions and conditions of any permit, license or other governmental or regulatory authorization in respect of the Assets or any of them;

         (f) "ASSETS" means the Vendor's entire right, title, estate and interest (whether contingent, legal or beneficial) in and to the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

         (g)      "BASE PRICE" has the meaning specified in section 2.2;

         (h) "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in the Province of Alberta;

         (i) "CLOSING" means the transfer of beneficial ownership of the Assets from Vendor to Purchaser and the completion of other matters incidental thereto as provided for herein;

         (j) "CLOSING DATE" means October 13, 2006, or such other date as may be agreed upon in writing by Vendor and Purchaser;

         (k) "CLOSING TIME" means 2:00 p.m., Calgary time on the Closing Date, or such other time as may be agreed upon in writing by Vendor and Purchaser;

         (l) "DATA" means all records, data and information directly related to the Assets, including well files, lease files, agreement files and production records, including but not limited to, all geological, geophysical and geochemical data, including the Seismic related to the assets, and all interpretations related thereto;

         (m) "ENCANA FARMOUT AGREEMENT" means the SE Saskatchewan Joint Venture dated December 13, 2004 among Caribgold Minerals Ltd., EnCana Corporation & EnCana Oil & Gas Partnership, as amended;

         (n) "EFFECTIVE TIME" means 8:00 a.m., Calgary time, on the 1st day of September, 2006;

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         (o)      "ENVIRONMENTAL LAW" means any Applicable Law relating to:

                  (i) protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, spill or emission (whether past or present); or

                  (ii) the manufacture, processing, production, gathering, transportation, use, treatment, storage or disposal of any chemical, raw material, pollutant, contaminant or toxic, corrosive or hazardous substance, by-product or waste;

         (p) "ENVIRONMENTAL LIABILITIES" means all liabilities pertaining to the Assets in respect of the environment, whether or not caused by a breach of any Environmental Law and whether or not resulting from operations conducted with respect to the Assets, including, without limitation, liabilities related to:

                  (i) the transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

                  (ii) the release, spill, escape or emission of toxic or hazardous substances;

                  (iii) any other pollution or contamination of the surface, substrate, soil, air, ground water, surface water or marine environments;

                  (iv) damages and losses suffered by Third Parties as a result of the occurrences in paragraphs (i) to (iii) of this section; and

                  (v) any obligations imposed by an Environmental Law to protect the environment or to rectify environmental problems;

         (q)      "FACILITIES" means the facilities described in Schedule "C";

         (r) "GST" means the goods and services tax payable pursuant to the GST Legislation;

         (s) "GST LEGISLATION" means the Excise Tax Act, 1985 R.S.C., c. E-15, as amended, and the regulations thereunder;

         (t) "GENERAL CONVEYANCE" means the general conveyance in the form of Schedule "F";

         (u) "GOVERNMENTAL AUTHORITY" means any federal, provincial or local government or governmental regulatory body and any of their respective boards, subdivisions, agencies, instrumentalities, authorities or tribunals;

         (v) "INTERIM PERIOD" means the period from and including the Effective Time up to but not including the Closing Date;

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         (w)      "LANDS" means the Vendor's entire interest in and to those lands within the areas outlined in red on the land plat attached hereto as Schedule "A-1" including, without limitation, the lands set forth and described in Schedule "A" and any lands pooled or unitized therewith, including the Petroleum Substances within, upon or under such lands, subject to the restrictions and exclusions set forth in the Leases as to Petroleum Substances and geological formations;

         (x)      "LAND SCHEDULE" means Schedule "A";

         (y) "LEASES" means the leases, options to lease, licenses, permits and similar documents of title described in the Land Schedule under the heading "Leases" by virtue of which the holder thereof is entitled to drill for, win, take, own or remove Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and documents issued in substitution therefor;

         (z) "LOSSES" means, in respect of a Party and in relation to a matter, all losses, costs, claims, expenses, liabilities and damages which such Party suffers, sustains, pays or incurs in connection with such matter and includes taxes (other than refundable taxes), reasonable costs of legal counsel (on a full indemnity basis) and other consultants and reasonable costs of investigating and defending claims arising from such matter, regardless of whether such claims are sustained but does not include consequential or indirect losses or loss of profits;

         (aa) "MISCELLANEOUS INTERESTS" means, subject to any and all limitations and exclusions provided for in this definition, Vendor's interests in all property, assets, interests and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) directly related to the Petroleum and Natural Gas Rights or the Tangibles, including, without limitation, any and all of the following:

                  (i) contracts and agreements directly related to the Petroleum and Natural Gas Rights or the Tangibles including, without limitation, the Title and Operating Documents;

                  (ii)     the Surface Rights;

                  (iii)    the Data;

                  (iv)     the Wells, including well bores and casing; and

                  (v) proceeds of property damage insurance in respect of events occurring between the Effective Time and the Closing Date;

                  but not including Petroleum Substances in tanks or in storage at the Effective Time;

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         (bb)     "PARTIES" means the parties to this Agreement and "PARTY"
                  means any one of them;

         (cc)     "PERMITTED ENCUMBRANCES" means:

                  (i) liens for taxes, assessments and governmental charges which are not due;

                  (ii) liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of costs and expenses of such development or operation which are not due at the Closing Date;

                  (iii) builders' liens, warehousemen's liens, materialmen's liens, processor's liens and similar liens in respect of costs related to the Assets incurred in the ordinary course of the oil and gas business which are not due at the Closing Date;

                  (iv) easements, rights of way, servitudes and other similar rights in land (including, without limitation, rights of way and servitudes for roads, railways, sewers, drains, gas and oil pipelines, gas and water mains and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

                  (v) the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

                  (vi) rights of general application reserved to or vested in any Governmental Authority to levy taxes on Petroleum Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates or operations;

                  (vii) royalties, liens, adverse claims, penalties, reductions in interests and other encumbrances disclosed in the Land Schedule;

                  (viii) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein and statutory exceptions to title;

                  (ix) the Sale, Processing and Transportation Agreements and agreements respecting the operation of wells by contract field operators which are either terminable on not greater than thirty (30) day's notice (without an early termination penalty or other cost) or identified in Schedule "D";

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                  (x)      provisions for penalties and forfeitures under
                           agreements as a consequence of non-participation in operations, provided that any such penalties or forfeitures which apply to the Assets as a result of Vendor's election or deemed election not to participate in a particular operation prior to date hereof shall be identified in Schedule "A";

                  (xi) the terms and conditions of the Title and Operating Documents provided that the following items must be identified in a Schedule hereto to qualify as a Permitted Encumbrance: (A) any overriding royalties, net profits interests or other encumbrances applicable to the Assets; (B) any potential reduction of Vendor's interest in the Assets because of a payout conversion; (C) any Rights of First Refusal; and (D) any penalty or forfeiture that applies to the Assets because of Vendor's election not to participate in a particular operation; and

                  (xii) liens granted in the ordinary course of business to a public utility, municipality, or Governmental Authority with respect to operations pertaining to any of the Assets;

         (dd) "PETROLEUM AND NATURAL GAS RIGHTS" "PETROLEUM AND NATURAL GAS RIGHTS" means the interests of Vendor in respect of the Leases to the extent they apply to the Lands, including, without limitation, any existing contractual right of the Vendor to earn an interest in the Lands under a farmin, or other similar arrangements, any net carried interest and any overriding royalty, net profits interest or other encumbrance accruing to the Vendor on the Lands including, without limitation, those described in Schedule "A";

         (ee) "PETROLEUM SUBSTANCES" means crude oil, petroleum, natural gas, natural gas liquids, natural gas derived from coal, and other related hydrocarbons (except coal) and any and all other substances (including sulphur), whether liquid, solid or gaseous and whether hydrocarbons or not, produced in association therewith;

         (ff) "PRIME RATE" means the rate of interest, expressed as a rate per annum, designated by the main branch in Calgary of the Bank of Montreal as the reference rate used by it to determine rates of interest charged by it on Canadian dollar commercial loans made in Canada and which is announced by such bank, from time to time, as its prime rate, provided that whenever such bank announces a change in such reference rate, the "Prime Rate" shall correspondingly change effective on the date the change in such reference rate is effective;

         (gg)     "PURCHASE PRICE" has the meaning ascribed thereto in section
                  2.2;

         (hh)     "PURCHASER" means TriStar Oil & Gas Partnership;

         (ii) "RIGHTS OF FIRST REFUSAL" or "ROFR" means a right of first refusal, preemptive right of purchase or similar right whereby a Third Party has the right to acquire or

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                  purchase an interest in or portion of the Assets as a
                  consequence of Vendor having agreed to sell the Assets to Purchaser in accordance with this Agreement;

         (jj) "SALE, PROCESSING AND TRANSPORTATION AGREEMENTS" means agreements for the sale of Petroleum Substances produced from the Lands or lands pooled or unitized therewith and agreements providing for the gathering, transportation, compression, processing, treatment or storage of Petroleum Substances produced from the Lands or lands pooled or unitized therewith;

         (kk) "SEISMIC" means all records, books, documents, licences, reports and data and all sale, trading and reproduction rights associated with the Lands and the seismic programs, line or lines set out in Schedule "G" hereto, including without limitation:

                  (i) all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller's reports, monitor records, observer's reports and survey notes and any and all copies of magnetic field tapes or conversions thereof;

                  (ii) all permanent records of the processed field data including, but not limited to, any and all microfilm or paper copies of shot point maps, pre- and post-stacked record sections including amplitude, phase and structural displays, post-stack data manipulations including filters, migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof;

                  (iii) in the case of 3D seismic, in addition to the foregoing, all permanent records or bin locations, bin fold, static corrections, surface elevations and any other relevant information;

                  (iv) including, without limitation, access to view any trade seismic data in possession of Vendor within the area outlined in red on Schedule "A-1"; and

                  (v)      any and all interpretations of the foregoing;

         (ll) "SPECIFIC CONVEYANCES" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable, in accordance with normal oil and gas industry practices, to convey, assign and transfer the Assets to Purchaser and to novate Purchaser into the Title and Operating Documents in the place and stead of Vendor with respect to the Assets;

         (mm) "SURFACE RIGHTS" means all rights to enter upon, use or occupy the surface of lands (including, but not limited to, the Lands) which are used or held for use in connection with the Petroleum and Natural Gas Rights or the Tangibles, including rights to enter upon and occupy the surface of lands on which the Tangibles and the Wells are located and rights to use the surface of lands to gain access thereto;

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         (nn)     "TAKE OR PAY OBLIGATIONS" means take or pay and similar
                  obligations related to the Assets arising after the Effective Time as a result of payments made prior to the Effective Time by or on behalf of buyers of Petroleum Substances in lieu of or in satisfaction of their obligations to buy Petroleum Substances or as prepayment of the price to be paid for Petroleum Substances;

         (oo) "TANGIBLES" means: (i) the interest of Vendor in the Facilities listed in Schedule "C" (subject to the noted exceptions set forth therein); and (ii) the interests of Vendor which are directly related to the Petroleum and Natural Gas Rights in all other tangible depreciable property and assets used or intended to be used in producing, processing, gathering, treating, measuring or injecting Petroleum Substances or any of them from the Lands or lands pooled or unitized therewith or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including, without limitation, gas plants, oil batteries, production equipment, pipelines, pipeline connections, meters, dehydrators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment;

         (pp) "THIRD PARTY" means any partnership, corporation, trust, unincorporated organization, union, government, governmental department or agency, individual or any heir, executor, administrator or other legal representative of an individual other than a Party;

         (qq) "TITLE AND OPERATING DOCUMENTS" means (i) the Leases (ii) all agreements relating to the ownership or operation of the Petroleum and Natural Gas Rights or the Tangibles or the Surface Rights entered into in the normal course of business, including, without limitation: the EnCana Farmout Agreement, operating procedures; unit agreements and unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements, royalty agreements, farmin agreements, farmout agreements and participation agreements; agreements respecting the gathering, measurement, processing, compression or transportation of Petroleum Substances; well operating contracts; and surface leases, pipeline easements, road use agreements and other contracts granting the right to use the surface of lands; and (iii) all permits, licenses and approvals issued or granted by Governmental Authorities pertaining to the ownership or operation of the Petroleum and Natural Gas Rights or the Tangibles or the gathering, processing, treatment, storage, measurement, transportation or sale of the production of Petroleum Substances from the Lands or lands pooled or unitized therewith; and

         (rr) "WELLS" means all producing, shut-in, abandoned, suspended, capped, injection and disposal wells, located on the Lands or lands pooled or unitized therewith, in which Vendor has an interest, including, without limitation those set forth in Schedule "B".

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1.2      ARTICLE, SECTION AND SCHEDULE REFERENCES

         Except as otherwise expressly provided, a reference in this Agreement to an "Article", "section", "subsection", "paragraph" or "Schedule" is a reference to an article, section, subsection, paragraph or schedule to this Agreement.

1.3      INTERPRETATION NOT AFFECTED BY HEADINGS

         The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4      INCLUDED WORDS

         When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting one gender shall be construed as suggesting other genders.

1.5      SCHEDULES

         The following Schedules are attached to and form a part of this
         Agreement:

         Schedule "A"   - Land Schedule
         Schedule "A-1" - Land Plat
         Schedule "B"   - Wells
         Schedule "C"   - Facilities
         Schedule "D"   - Sale, Processing and Transportation Agreements
         Schedule "E"   - AFEs
         Schedule "F"   - General Conveyance
         Schedule "G"   - Seismic
         Schedule "H"   - Disclosure Schedule

         Wherever any term or condition, express or implied, of such Schedules conflicts or is at variance, with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6      CURRENCY

         All references to "$" or "Dollars" herein are references to Canadian currency.

1.7      KNOWLEDGE OR AWARENESS

         Where in this Agreement a representation or warranty is limited to the knowledge or awareness of Vendor, such knowledge or awareness consists of the actual knowledge or awareness, as the case may be, of the current employees of Vendor at or above the supervisory level, after reasonable inquiry. For the avoidance of doubt, knowledge or awareness does not include the knowledge of any Third Party or constructive knowledge.

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                                    ARTICLE 2
                                PURCHASE AND SALE

2.1      PURCHASE AND SALE

         Vendor hereby agrees to sell the Assets to Purchaser and Purchaser hereby agrees to purchase the Assets from Vendor, subject to and in accordance with this Agreement.

2.2      PURCHASE PRICE

         The purchase price to be paid by Purchaser to Vendor for the Assets will be Three Hundred Fifty Thousand Dollars ($350,000.00) (the "BASE PRICE") plus or minus (as applicable) the net amount of the adjustments made pursuant to Article 4 (collectively, the "PURCHASE PRICE").

2.3      ALLOCATION OF PURCHASE PRICE

         The Base Price shall be allocated among the Assets as follows:

                  To Petroleum and Natural Gas Rights:  $ 280,000.00
                  To Tangibles: ......................  $  69,990.00
                  To Miscellaneous Interests: ........  $      10.00
                                                        ------------
                  TOTAL ..............................  $ 350,000.00

2.4      PAYMENT OF PURCHASE PRICE

         The Purchase Price shall be paid by Purchaser to Vendor as follows:

         (a) at Closing, Purchaser shall pay to Vendor by certified cheque, bank draft or wire transfer the Base Price plus or minus (as applicable) the adjustments to be made at Closing pursuant to
                  Article 4; and

         (b) the adjustments made pursuant to Article 4 after Closing shall be paid in accordance with the provisions of Article 4.

2.5      GST

         The Purchase Price does not include GST. At Closing, Purchaser shall pay to Vendor by certified cheque or bank draft an amount equal to the statutory rate of GST of the portion of the Purchase Price allocated to Tangibles pursuant to section 2.3 on account of the GST payable by Purchaser in respect of its purchase of the Assets pursuant hereto. Vendor shall remit such amount to the appropriate taxation authorities in accordance with the GST Legislation. Purchaser shall be responsible for the payment of any additional GST payable in respect of its purchase of the Assets pursuant hereto and any interest and penalties payable in respect of such additional GST and shall indemnify and save harmless Vendor in respect thereof. Each Party represents that its registration number for GST purposes is:

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                  Vendor           -        o
                  Purchaser        -        806608949 RT0001

                                    ARTICLE 3
                                     CLOSING

3.1      PLACE OF CLOSING

         Unless otherwise agreed to in writing by the Parties, Closing shall take place at the Closing Time at the offices of Heenan Blaikie LLP located at 1200, 425 - 1st Street SW, Calgary, Alberta.

3.2      EFFECTIVE TIME OF TRANSFER

         The transfer and assignment of the Assets from Vendor to Purchaser shall be effective as of the Effective Time; however, possession and title to the Assets shall not pass to Purchaser until Closing, provided Closing occurs.

3.3      DELIVERIES AT CLOSING

         (a)      At Closing, Vendor shall table the following:

                  (i)      the General Conveyance fully executed by Vendor;

                  (ii) as many Specific Conveyances as may be reasonably prepared prior to Closing fully executed by Vendor (and in any particular case where this may not be possible due to timing constraints an undertaking by Vendor to provide the remaining Specific Conveyances at the earliest possible date);

                  (iii) the releases and registerable discharges or no interest letters referred to in subsection 5.1(i) hereof;

                  (iv)     the certificates described in section 5.1; and

                  (v) such other items as may be specifically required hereunder or as may be reasonably requested by Purchaser.

         (b)      At Closing, Purchaser shall table the following:

                  (i) the amounts payable at Closing on account of the Purchase Price and GST in accordance with sections 2.4(a) and 2.5;

                  (ii)     the certificates described in section 5.2; and

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                  (iii)    such other items as may be specifically required
                           hereunder or as may be reasonably requested by Vendor.

                  In addition, Purchaser will execute the General Conveyance and the Specific Conveyances tabled by Vendor.

3.4      DELIVERY OF DATA

         Vendor shall also deliver at Closing, or within a reasonable time thereafter, to Purchaser original copies of the Data including the Seismic.

3.5      SPECIFIC CONVEYANCES

         Vendor shall use reasonable efforts to prepare at its cost and as required in accordance with Applicable Law the Specific Conveyances prior to Closing to convey the Assets to the Purchaser or its nominee. None of the Specific Conveyances shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement. All Specific Conveyances that are prepared and circulated to Purchaser in a reasonable time prior to the Closing Time shall be executed and delivered by the Parties at Closing. Purchaser shall bear all costs to register the Specific Conveyances and post all security as may be required to cause the transfer of all licenses associated therewith to be approved by all Governmental Authorities. Vendor shall circulate and register all such Specific Conveyances that by their nature require circulation or registration promptly after Closing.

                                    ARTICLE 4
                                   ADJUSTMENTS

4.1      COSTS AND REVENUES TO BE APPORTIONED

         (a) Except as otherwise provided in this Agreement, all costs and expenses relating to the Assets (including, without limitation, maintenance, development, capital and operating costs) and all revenues relating to the Assets (including, without limitation, proceeds from the sale of production and fees from processing, treating or transporting Petroleum Substances on behalf of Third Parties) shall be apportioned as of the Effective Time between Vendor and Purchaser on an accrual basis in accordance with generally accepted accounting principles, provided that:

                  (i) deposits made by Vendor relative to operations on the Lands shall be returned to Vendor;

                  (ii) costs and expenses of work done, services provided and goods supplied shall be deemed to accrue for the purposes of this Article when the work is done or the goods (other than inventory) or services are provided, regardless of when such costs and expenses become payable;

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                  (iii)    no adjustment shall be made in respect of Alberta
                           Royalty Tax Credits or, except as otherwise provided herein, Vendor's overhead;

                  (iv) where Vendor is the operator of any particular Asset, Vendor will be entitled to all overhead recoveries and operator's fees for the period up to the Effective Time;

                  (v) revenues from the sale of Petroleum Substances will be adjusted on the basis of the date the Petroleum Substances are produced;

                  (vi) all rentals and similar payments in respect of the Leases or Surface Rights comprised in the Assets and all taxes (other than income taxes) levied with respect to the Assets or operations in respect thereof shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time; and

                  (vii) Petroleum Substances attributable to the Assets which were produced, but not sold, as of the Effective Time shall be retained by Vendor and Vendor shall be responsible for all royalties or other encumbrances thereon. Petroleum Substances will be deemed to be sold on a first in, first out basis.

         (b) Subject to the foregoing provisions of this section 4.1, for the purposes of the Interim Period, all benefits and obligations relating to the Assets, including revenue, expenses, operating costs and expenses, capital costs, lease rentals, royalty obligations and the proceeds from the sale of production from the Lands, are to be received by or paid by the Vendor and adjusted for on the interim statement of adjustments or the final statement of adjustments and as provided in subsection 4.2(c), in an amount equal to:

                  (i) the proceeds from the sale of production from the Lands for the Interim Period, minus

                  (ii) all royalties and operating expenses for the Interim Period, minus

                  (iii) those capital expenses for which Purchaser is responsible for the Interim Period.

                  Vendor shall report all net revenue and pay all income tax on the net revenue for the Interim Period.

4.2      ADJUSTMENTS TO ACCOUNT

         (a)      An interim accounting of the adjustments pursuant to section
                  4.1 shall be made at Closing, based on Vendor's good faith estimate of the costs and expenses paid by Vendor prior to Closing and the revenues received by Vendor prior to Closing. Vendor and Purchaser shall cooperate in preparing such interim accounting and Vendor shall provide a statement setting forth the adjustments to be made at Closing not later than four (4) Business Days prior to Closing and shall assist Purchaser in verifying the amounts set forth in such statement. A further accounting of the adjustments pursuant to section 4.1 shall be conducted within six (6) months following the Closing Date. Additional adjustments will be made after such six (6) month period as and when they are ascertained by the Parties, provided that, subject to subsection (c) of this section, the Parties shall not be obligated to make an adjustment more than two (2) years after Closing unless such adjustment has been specifically requested, by written notice, within such period. All adjustments after Closing shall be settled by payment by the Party required to make payment hereunder within thirty
                  (30) days of being notified of the determination of the amount owing.

         (b) During the two (2) year period following the Closing Date, Purchaser may audit the books, records and accounts of Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to Vendor at Vendor's offices during Vendor's normal business hours, and shall be conducted at the sole expense of Purchaser.

         (c) Notwithstanding subsection 4.2(a), the Parties will be required to make an adjustment pursuant to this Article 4 more than two (2) years after Closing if:

                  (i) the adjustment arises from a Crown royalty audit commenced prior to four (4) years after the end of the calendar year in which Closing occurs and a written request for the adjustment is given by one Party to the other Party within one hundred and twenty (120) days of the requesting Party's receipt of the results of the audit; or

                  (ii) the adjustment arises from a joint venture audit commenced prior to two (2) years after the end of the calendar year in which Closing occurs and a written request for the adjustment is given by one Party to the other Party within one hundred and twenty (120) days of the requesting Party's receipt of the results of the audit.

         (d) All adjustments provided for in this Article shall be adjustments to the Purchase Price. An adjustment payable by a Party after Closing pursuant to this section 4.2 which is not paid within thirty (30) days of a written request for payment from the other Party, shall bear interest at the Prime Rate percent per annum payable by the paying Party to the other Party from the end of such thirty (30) day period until the adjustment is paid.

4.3      ARBITRATION OF DISPUTES

         Either Party may, at any time, refer to arbitration a dispute between the Parties respecting the requirement for or the amount of an adjustment pursuant to the provisions of this Article 4.

4.4      POST-CLOSING ACCOUNTING

         (a) For a period of twenty-four (24) months after Closing, the Parties shall provide reasonable assistance to each other in the remittance or recoupment of any overpayment or underpayment of royalties relating to the Assets.

         (b) Vendor shall invoice all joint interest owners for all billable costs attributable to the operations pertaining to the Assets for which Vendor is the operator until the month following the month in which Closing occurs. All subsequent joint interest billings for such Assets shall be prepared and distributed by Purchaser. The Parties shall provide reasonable assistance to each other in the collection or recoupment of any overpayment or underpayment of joint operations accounts receivable.

4.5      DEPOSITS, CASH CALLS AND OPERATING FUNDS

         The Assets do not include deposits made by Vendor which relate to the Assets or cash call advances, operating fund payments or similar advances made by Vendor to an operator of the Assets. Such amounts shall, at the option of Vendor, either be returned to Vendor and (if required) replaced by Purchaser or be transferred by Vendor to Purchaser, in which event Purchaser shall reimburse the amount thereof to Vendor.

                                    ARTICLE 5
                              CONDITIONS OF CLOSING

5.1      PURCHASER'S CONDITIONS

         The obligation of Purchaser to purchase the Assets pursuant hereto is subject to the satisfaction at or prior to the Closing Date of the following conditions, which are for the exclusive benefit of Purchaser and may be waived by Purchaser:

         (a) Representations and Warranties: The representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Date and a certificate of an officer of Vendor to that effect shall have been delivered by Vendor to Purchaser at Closing;

         (b) Obligations: All obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects and a certificate of an officer of Vendor to that effect shall have been delivered by Vendor to Purchaser at Closing;

         (c) Approval of Transactions: Purchaser shall have obtained any necessary approvals to complete the transactions contemplated herein, from its boards of directors;

         (d) No Adverse Damage: There shall be no physical damage to any of the Tangibles from the date hereof to the Closing Date, ordinary wear and tear excepted therefrom;

         (e) Delivery of Conveyance Documents: Vendor shall have delivered to Purchaser the General Conveyance and those of the Specific Conveyances prepared prior to Closing executed by Vendor and those other documents and materials described in section 3.3(a)(iv) which are to be provided to Purchaser at Closing;

         (f) Inspection of Assets: Purchaser and/or its agent shall have been given the opportunity to complete an inspection of all associated wellsites and equipment and to make environmental and other assessments of the Assets to the reasonable satisfaction of the Purchaser which condition shall be satisfied or waived by Purchaser three (3) Business Days prior to the Closing Date;

         (g) Review of Records: Purchaser shall be permitted access to review Vendor's records with respect to revenues received and royalties and operating costs paid regarding the operation of the Assets and confirming that same are as represented by Vendor and are satisfactory to Purchaser, which condition shall be satisfied or waived by Purchaser three (3) Business Days prior to the Closing Date;

         (h) Title Review: Purchaser shall be permitted access to review Vendor's Title and Operating Documents with respect to the Vendor's title to the Assets and confirming the Vendor's title to the Assets is as represented by Vendor and are satisfactory to Purchaser, which condition shall be satisfied or waived by Purchaser three (3) Business Days prior to the Closing Date;

         (i) Discharges: Vendor shall have delivered to Purchaser releases and registrable discharges or no-interest letters from all parties holding security interests in the Assets; and

         (j) Concurrent Closing: Concurrent with the Closing as provided for herein, Purchaser shall close the acquisition to purchase from Ranger Canyon Energy Inc. its interest in the Assets (as applicable).

         If any of the foregoing conditions has not been complied with, or waived by Purchaser at or before the Closing Date, Purchaser may, terminate its obligations to purchase the Assets from Vendor by written notice to Vendor and, in such event Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in sections 5.3 and 5.4.

5.2      VENDOR'S CONDITIONS

         The obligation of Vendor to sell the Assets pursuant hereto is subject to the satisfaction at or prior to the Closing Date of the following conditions, which are for the exclusive benefit of Vendor and may be waived by Vendor:

         (a) Representations and Warranties: The representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Date and a certificate of an officer of Purchaser to that effect shall have been delivered by Purchaser to Vendor at Closing;

         (b) Obligations: All obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects and a certificate of an officer of Purchaser to that effect shall have been delivered by Purchaser to Vendor at Closing;

         (c) Payment: All amounts to be paid by Purchaser to Vendor pursuant hereto shall have been paid to Vendor by Purchaser in accordance with and in the form stipulated in this Agreement; and

         (d) Delivery of Conveyance Documents: Purchaser shall have executed and delivered to Vendor at least one copy of the General Conveyance and those of the Specific Conveyances tabled by Vendor at Closing, and delivered to the Vendor the other documents and materials described in section 3.3(b).

         If any of the foregoing conditions has not been complied with, or waived by Vendor at or before the Closing Date, Vendor may, terminate its obligations to sell the Assets to Purchaser by written notice to Purchaser and, in such event Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in sections 5.3 and 5.4.

5.3      EFFORTS TO FULFILL CONDITIONS PRECEDENT

         Purchaser and Vendor shall proceed diligently and in good faith and use all reasonable efforts to fulfill and assist in the fulfillment of the conditions precedent. In furtherance of this intent, Vendor shall use all reasonable efforts to ensure Purchaser has direct contact and communication with and the cooperation of the operator of the Assets to enable Purchaser to complete its due diligence review of the Assets.

5.4      FAILURE OF A CONDITION DUE TO A BREACH

         If a condition set forth in section 5.1 or 5.2 is not satisfied as a result of a breach by a Party of its obligations hereunder, subject to section 2.5, such Party shall be liable to the other Party for the other Party's Losses resulting from such breach whether it elects to terminate its obligations to purchase or sell the Assets pursuant hereto.

5.5      OFFICER'S CERTIFICATES GENERALLY

         A certificate of an officer of a Party delivered pursuant hereto shall be made by such officer on behalf of such Party and such officer shall have no personal liability in respect thereof.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

6.1      REPRESENTATIONS AND WARRANTIES OF VENDOR

         The Vendor represents and warrants to Purchaser that:

         (a) Standing: Vendor is, and at the Closing Date shall continue to be a corporation, validly existing and in good standing under the laws of Alberta and the jurisdictions in which the Assets are located. Vendor has all the requisite power and authority to sell, assign, transfer and convey the Assets to Purchaser in accordance with this Agreement;

         (b) No Conflicts: The consummation of the transaction contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which Vendor is a party or by which Vendor is bound or any judgment, decree, order, law, statute, rule or regulation applicable to Vendor;

         (c) Execution of Documents: This Agreement has been duly executed and delivered by Vendor and all other documents (including the General Conveyance and the Specific Conveyances) executed and delivered pursuant hereto will be duly executed and delivered, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Vendor enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of courts with respect to equitable or discretionary remedies and defenses;

         (d) Finders' Fees: Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any obligation or liability;

         (e) No Authorizations: No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body exercising jurisdiction over the Assets or Vendor is required for the due execution, delivery and performance by Vendor of this Agreement;

         (f) Title: Except as expressly set forth in this Agreement, Vendor does not warrant title to the Assets but Vendor does warrant that Vendor has not done any act or thing whereby any of the Assets may be cancelled or determined and, except for Permitted Encumbrances, the title to the Assets is now and at the Closing Time will be free and clear of all liens, mortgages, royalties, encumbrances and adverse claims created by, through or under Vendor or any affiliate of Vendor or of which Vendor is aware;

         (g) Quiet Enjoyment: Subject to the rents, covenants, conditions and stipulations in the Leases and Permitted Encumbrances, from and after Closing, Purchaser will be entitled to hold and enjoy the interests in the Assets attributed to Vendor in the

                  Schedules hereto for Purchaser's own use and benefit without any interruption of or by Vendor or any Third Party claiming by, through or under Vendor;

         (h) No Lawsuits or Claims: There are no judgments and no claims, proceedings, actions or lawsuits in existence, or, to the Vendor's knowledge, threatened against or with respect to the Assets or the interests of Vendor therein that would have a material adverse affect on the aggregate value or operation of the Assets, other than as disclosed in Schedule "H";

         (i) No Breaches of Law: It has not received any written notice of any violation of Applicable Law or any writ, injunction or decree of any court or any Governmental Authority in relation to the Assets which violation would have a material adverse affect on the aggregate value or operation of the Assets or which has not been remedied, other than as disclosed in Schedule "H";

         (j) No Defaults: It has received no written notice of the occurrence of any act or omission whereby it is or would, with notice or lapse of time or both, be in material default under Applicable Law or the terms of any Lease, the Title and Operating Documents or other agreement pertaining to its Assets, where such a default would adversely impact the Assets, or any of them, other than as disclosed in Schedule "H";

         (k) EnCana Farmout Agreement: In respect of the EnCana Farmout Agreement, as of the date hereof and as of the Closing Date, the Optionee shall have complied with all the terms and conditions contained therein (including, without limitation, all requirements and obligations to be performed by Optionee during the Exploration Period) and as of the date hereof Vendor has earned no less than six (6) gross sections of land within one (1) of the Exploration Blocks and still retains all rights and options to earn its interests in the two (2) remaining Exploration Blocks, the one (1) Sub Exploration Block and the ROFR Option Block. Capitalized terms used in this section 6.1(k) and not otherwise defined herein, shall have the meanings ascribed to such terms in the EnCana Farmout Agreement;

         (l) AFEs: Except as set forth in Schedule "E" to this Agreement, there are no outstanding AFEs or other financial commitments, which exceed $10,000, pursuant to which expenditures in respect of the Assets other than normal operating costs are or may be required after the Effective Time;

         (m) Assessments: To Vendor's knowledge, all royalties, ad valorem, property, production, severance and similar taxes and assessments based on or measured by the Vendor's ownership of the Assets or the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom payable by the Vendor and that accrued prior to the Effective Time (including all prior years) have been properly and fully paid and discharged or will be so paid when due;

         (n) No Reduction: The interests of the Vendor in the Assets are not subject either to reduction by virtue of the conversion or other alteration of the interest of any Third Party claiming by, through or under Vendor, or to reduction by the operation of any penalty created by, through or under Vendor, except for the Permitted Encumbrances or as disclosed in the Land Schedule;

         (o) Sale, Processing and Transportation Agreements: Except as set forth in Schedule "D", Vendor is not a party to or bound by any Sale, Processing or Transportation Agreements which cannot be terminated without penalty on notice from Vendor of thirty
                  (30) days or less;

         (p) Production Penalty: To the knowledge of the Vendor, none of the Wells producing Petroleum Substances that are allocable to the Assets are subject to any production penalty of any nature including, without limitation, contractual penalties or restrictions (other than those penalties imposed in the ordinary course of the oil and gas industry by a governmental authority), except as set forth in Schedule "A";

         (q) Production Allowables: To the knowledge of the Vendor, none of the Wells producing Petroleum Substances that are allocable to the Assets have produced in excess of applicable government established production allowables and the Vendor has not received notice of nor is it aware of any change or proposed change in the government established production allowables for any of the Wells producing Petroleum Substances that are allocable to the Assets that are not applicable generally in the Province of Saskatchewan, except as set forth in Schedule "H";

         (r) Take or Pay: There are no Take or Pay Obligations related to the Assets;

         (s) Areas of Mutual Interest: Except as identified in Schedule "A", there are no areas of mutual interest or areas of exclusion applicable to the Assets that remains in effect as of the Closing Date and the best of the Vendor's knowledge, Vendor has fully complied with and has not breached any of the terms of any such areas of mutual interest or areas of exclusion in respect of the Assets;

         (t) All Vendor's Assets: The Assets comprise all of the Vendor's petroleum and natural gas rights in the Province of Saskatchewan;

         (u) Rights of First Refusal: Except as set forth in Schedule "A"; the Assets are not subject to any other Rights of First Refusal and such Rights of First Refusal are not triggered by the transactions contemplated herein;

         (v) Offset Obligations: To the knowledge of the Vendor, and except as set forth in Schedule "H", it has not received any notice from or on behalf of, any lessor that a Lease is subject to an offset obligation, including an unsatisfied obligation to drill a well or surrender rights or an obligation to pay compensatory royalties, nor is the Vendor aware or any such existing obligation;

         (w)      Environmental Matters: Vendor has not received:

                  (i) any orders or directives under any Environmental Law which requires any work, repairs, construction or capital expenditures with respect to the Assets which have not been fully complied with in all material respects;

                  (ii) any notice under any Environmental Law with respect to a breach thereof related to the Assets from any Third Party alleging any Environmental Liabilities which have not been rectified or cured in all material respects; and

                  (iii) to Vendor's knowledge, no particular circumstance exists that may give rise to any of the foregoing;

         (x) Residency: Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

         (y) Interests in Tangibles: The interests of Vendor in the Facilities are as set forth in Schedule "C" and the interests of Vendor in the Tangibles are beneficially owned by Vendor free and clear of all security interests, encumbrances and other third party claims and interests of any nature whatsoever, except Permitted Encumbrances;

         (z) Competition Act: The Vendor will comply with the Competition Act (Canada) to the extent applicable to the transactions herein; and

         (aa) Operations: Where the Vendor is the operator of the Assets, such Assets have been maintained and operated by the Vendor in accordance with generally accepted oil and gas field practices and, to the Vendor's knowledge, those Assets that are not operated by the Vendor have been similarly maintained and operated, except, in either case, as disclosed in Schedule "H".

6.2      NEGATION OF OTHER REPRESENTATIONS AND WARRANTIES

         (a) Vendor expressly negates any representations or warranties, whether written or verbal, made by Vendor, its agents, servants or employees except as expressly enumerated in section 6.1(a) and in particular, without limiting the generality of the foregoing, Vendor disclaims all liability and responsibility for any such representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its employees, agents, consultants or representatives.

         (b) The Purchaser acknowledges that the Assets will be purchased on an "as is, where is" basis and, except for the representations and warranties expressly enumerated in section 6.1, there are no collateral agreements, conditions, representations or warranties of any nature whatsoever made by Vendor, express or implied, arising at law, by statute or in equity or otherwise with respect to the Assets and in particular, without limiting the generality of the foregoing, there are no collateral agreements, conditions, representations or warranties made by Vendor, express or implied, arising at law, by statute or in equity or otherwise with respect to: (i) the quantity or quality of Petroleum Substances in the Lands or lands pooled or unitized therewith or the recoverability of Petroleum Substances from the Lands or lands pooled or unitized therewith; (ii) the value of the Assets or the revenues or cash flows from production from the Lands; (iii) any engineering, geological or other interpretations or economic evaluations of the Assets; (iv) the rates of production of Petroleum Substances from the Lands or lands pooled or unitized therewith; (v) the quality, condition, fitness, merchantability or serviceability of the Assets or (vi) the suitability of their use for any purpose. Without restricting the generality of the foregoing, but subject to section 6.1, Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets.

         (c)      Except with respect to the representations and warranties in section 6.1, Purchaser forever releases and discharges Vendor and its directors, officers, servants, agents and employees from any claims and all liability (whether by contract, in tort, by statute or otherwise howsoever) to Purchaser or Purchaser's assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to Purchaser by Vendor or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive materials prepared by Vendor or otherwise in Vendor's possession.

6.3      REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Vendor that:

         (a) Standing: It is a partnership, duly organized and validly existing under the laws of the jurisdiction of its formation, is authorized to carry on business in all jurisdictions in which the Assets are located, and shall have prior to the Closing Date, the requisite power and authority to purchase and pay for its portion of the Assets in accordance with this Agreement;

         (b) No Conflicts: The consummation of the transaction contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any judgment, decree, order, law, statute, rule or regulation applicable to it;

         (c) Execution of Documents: Subject to Purchaser receiving approval from the board of directors of its managing partner, this Agreement has been duly executed and delivered by Purchaser and all other documents (including the General Conveyance and the Specific Conveyances) executed and delivered by Purchaser pursuant hereto will be duly executed and delivered, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of the courts with respect to equitable or discretionary remedies and defenses;

         (d) Finders' Fees: Purchaser has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Vendor shall have any obligation or liability;

         (e) Investment Canada and Competition Act: Purchaser will comply with the Investment Canada Act (Canada) and the Competition Act (Canada) to the extent applicable to the transactions herein;

         (f) No Authorizations: Subject to Purchaser receiving approval by its board of directors, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body exercising jurisdiction over the Assets or over Purchaser is required for the due execution, delivery and performance by Purchaser of this Agreement; and

         (g) Qualification: Purchaser meets all qualification requirements of all Governmental Authorities and under Applicable Law to purchase, accept and hold the Assets.

6.4      SURVIVAL

         Except as otherwise provided herein, all representations and warranties contained in this Agreement on the part of each of the Parties shall survive for a period of twelve (12) months from the Closing Date.

                                    ARTICLE 7
                 INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

7.1      VENDOR'S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

         Subject to section 7.3, Vendor shall indemnify Purchaser, from and against all of Purchaser's Losses relating to the Assets resulting from the representations and warranties contained in section 6.1 being breached or not being accurate.

7.2      PURCHASER'S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

         Subject to section 7.3, Purchaser shall indemnify Vendor from and against all of Vendor's Losses resulting from the representations and warranties contained in section 6.3 being breached or not being accurate.

7.3      LIMITATION

         No claim under this Article 7 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from the Closing Date. No claim shall be made by a Party in respect of the representations and warranties made by the other Party in this Agreement except pursuant to this Article 7. The maximum cumulative liability of Vendor to Purchaser in respect of the indemnity in section 7.1 shall not exceed the Base Price.

                                    ARTICLE 8
                                   INDEMNITIES

8.1      PURCHASER'S GENERAL INDEMNITY

         Provided Closing has occurred, Purchaser shall:

         (a)      be liable to the Vendor for all its Losses; and in addition,

         (b) indemnify and hold harmless Vendor and each of its directors, officers, agents and employees from and against all Losses,

         as a result of any matter attributable to the Assets and occurring or accruing on or subsequent to the Effective Time, except any Losses of Vendor insofar as they are caused by a breach of the Vendors representations and warranties under section 6.1 or the gross negligence or wilful misconduct of the Vendor, or any of its directors, officers, agents or employees.

8.2      ENVIRONMENTAL MATTERS AND ABANDONMENT AND RECLAMATION OBLIGATIONS

         Provided that Closing has occurred, Purchaser shall:

         (a) be liable to the Vendor for all of its Losses; and, in addition

         (b) indemnify and hold harmless Vendor and each of its directors, officers, agents and employees from and against all Losses in respect of all Environmental Liabilities and all Abandonment and Reclamation Obligations howsoever and by whomsoever caused and whether they occur or arise in whole or in part prior to, on or subsequent to the Effective Time. Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of such Environmental Liabilities or the Abandonment and Reclamation Obligations, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser. Nothing in this section, however, will operate to limit any representation or warranty made by the Vendor under subsection 6.1(w) with respect to the environmental condition of the Assets or to affect the Purchaser's right to make a claim against the Vendor for breach thereof, pursuant to section 7.1, subject to section 6.4 and sections 7.3.

8.3      VENDOR'S GENERAL INDEMNITY

         Provided Closing has occurred, Vendor shall:

         (a) be liable to the Purchaser for all of Purchaser's Losses; and shall, in addition,

         (b) indemnify and hold harmless Purchaser and each of its directors, officers, agents and employees from and against all Losses as a direct result of any matter attributable to the Assets and occurring or accruing prior to the Effective Time, except any Losses of Purchaser insofar as they are caused by the gross negligence or wilful misconduct of the Purchaser, or any of their respective directors, officers, agents or employees.

                                    ARTICLE 9
                             RIGHTS OF FIRST REFUSAL

9.1      RIGHT OF FIRST REFUSALS

         It is the Parties' belief that there are no ROFRs that are applicable to the transactions contemplated by this Agreement. Notwithstanding this, the Parties agree that if contrary to their common understanding and belief with respect to this issue, if any Third Party is able to establish its entitlement to a ROFR with respect to any of the Assets, or any interest therein, as a result of the completion of the transactions provided for in this Agreement, and is able to enforce the same, Purchaser shall comply with such ROFR.

                                   ARTICLE 10
                              MAINTENANCE OF ASSETS

10.1     MAINTENANCE OF ASSETS PRIOR TO CLOSING

         From the date hereof until the Closing Date, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title and Operating Documents and any other agreements and documents to which the Assets are subject:

         (a) operate and maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with all Applicable Law;

         (b) maintain adequate insurance in accordance with good oil and gas industry practices to cover the risks associated with the Assets and the operations thereof;

         (c) pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Date; and

         (d) perform and comply with all covenants and conditions contained in the Title and Operating Documents and any other agreements and documents to which the Assets are subject,

         provided that where Vendor is not the operator, Vendor shall be obligated to do only that which a prudent non-operator would be expected to do in similar circumstances in accordance with accepted industry practices.

10.2     CONSENT OF PURCHASER

         Notwithstanding section 10.1, from the date hereof until the Closing Date, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, will be provided in a timely manner:

         (a) make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share is in excess of $10,000, except in case of an emergency or in respect of amounts which Vendor is committed to expend or is deemed to authorize without its specific authorization or approval;

         (b)      surrender or abandon any of the Assets;

         (c) amend or terminate any Title and Operating Document or enter into any new agreement or commitment relating to the Assets; or

         (d) sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof except sales of Petroleum Substances in the normal course of business.

10.3     FOLLOWING CLOSING

         (a) Following Closing, Vendor shall hold its title to the Assets in trust for Purchaser, as bare legal trustee, until all necessary Specific Conveyances including notifications, registrations and other steps required to transfer such title to Purchaser have been completed;

         (b) From the date hereof, Vendor shall represent Purchaser in all matters arising under a Title and Operating Document until Purchaser is substituted as a party thereto in the place of Vendor, whether by novation, notice of assignment or otherwise and, in furtherance thereof:

                  (i) all payments relating to the Assets received by Vendor following Closing pursuant to the Title and Operating Document, other than those to which Vendor is entitled under Article 4, shall be received and held by Vendor in trust for Purchaser and Vendor shall promptly remit such amounts to Purchaser;

                  (ii) Vendor shall forward all statements, notices and other information received by it pursuant to such Title and Operating Document that pertain to the Assets to Purchaser (including, without limitation, any independent operation notices and any potential acquisitions pursuant to any active areas of mutual interest in respect of the Assets) promptly following their receipt by Vendor; and

                  (iii) Vendor shall forward to other parties to the Title and Operating Document such notices and elections pursuant to such Title and Operating Document pertaining to the Assets as Purchaser may reasonably request (including, without limitation, any elections made by Purchaser in respect of any independent operation notices and any potential acquisitions pursuant to any active areas of mutual interest in respect of the Assets);

         (c) Purchaser shall indemnify and save harmless Vendor from and against all of Vendor's Losses arising as a consequence of the provisions of subsection 10.3(a) and (b) hereof, except to the extent caused by the gross negligence or wilful misconduct of Vendor or its servants, agents or employees and except for Vendor's overhead and general administrative costs. Acts or omissions taken by Vendor or its servants or agents with the approval of Purchaser shall not constitute gross negligence or wilful misconduct for purposes of this subsection.

10.4     TRANSFER OF OPERATORSHIP

         Purchaser acknowledges that Vendor may not be able to transfer operatorship of any of the Assets to Purchaser at or after Closing. Vendor covenants with Purchaser that Vendor shall do such commercially reasonable things as Purchaser may request in order to obtain the appropriate consents and approvals for the assignment and transfer to Purchaser of operatorship of those of the Assets which Vendor currently operates.

                                   ARTICLE 11
                                   ARBITRATION

11.1     GENERAL ARBITRATION PROVISIONS

         Any disagreement between the Parties shall be referred to arbitration before a single arbitrator. Any such arbitration, including the selection of the arbitrator, shall be governed by the Arbitration Act (Alberta). The decision of any such arbitrator shall be final and binding on the Parties and the costs and fees relating thereto shall be borne and paid in the manner the arbitrator determines to be fair and equitable.

                                   ARTICLE 12
                                     GENERAL

12.1     FURTHER ASSURANCES

         Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

12.2     NO MERGER

         The covenants, representations, warranties and indemnities contained in this Agreement shall survive Closing and shall not merge in any assignments, conveyances, transfers or other documents executed and delivered at or after Closing, notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

12.3     ENTIRE AGREEMENT

         The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement supersedes all other agreements, documents, writings and verbal understanding among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

12.4     GOVERNING LAW

         This Agreement shall be subject to and interpreted, construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

12.5     ENUREMENT

         This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

12.6     TIME OF ESSENCE

         Time shall be of the essence in this Agreement.

12.7     NOTICES

         The addresses and fax number of each Party for notices shall be as follows:

         Vendor:           Xtra Oil & Gas Ltd.
                           6 Kersdale Avenue
                           Toronto ON  M6M 1C8

                           Attention: Kiomi Mori, Secretary-Treasurer
                           Fax:       (416) 981-3055

         Purchaser:        TriStar Oil & Gas Partnership
                           800, 350 - 7th Avenue SW
                           Calgary, Alberta
                           T2P 3N9

                           Attention: Vice-President, Land
                           Fax:       (403) 218-6075

         Any notice, communication or statement (a "NOTICE") required, permitted or contemplated hereunder shall be in writing and shall be delivered as follows:

         (a) by delivery to a Party between 8:00 a.m. and 4:00 p.m. on a Business Day at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party when it is delivered;

         (b) by fax to a Party to the fax number of such Party for notices, in which case, if the notice was faxed prior to 4:00 p.m. on a Business Day the notice shall be deemed to have been received by that Party when it was faxed and if it is faxed on a day which is not a Business Day or is faxed after 4:00 p.m. on a Business Day, it shall be deemed to have been received on the next following Business Day; or

         (c) except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by first class registered postage prepaid mail to a Party at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party on the fifth (5th) Business Day following the date of mailing.

         A Party may from time to time change its address for service or its fax number for service by giving written notice of such change to the other Party.

12.8     INVALIDITY OF PROVISIONS

         In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining, provisions contained herein shall not in any way be affected or impaired thereby.

12.9     WAIVER

         No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

12.10    REMEDIES GENERALLY

         No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law or in equity or by statute or otherwise conferred.

12.11    AMENDMENT

         This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

12.12    POST-CLOSING INFORMATION AND ACCESS

         Notwithstanding, any other provision in this Agreement, if, pursuant to applicable securities legislation at any time within three (3) years from the date hereof, the Purchaser requires audited operating statements for the Assets or other documentation required under applicable securities legislation including without limitation, National Instrument 41-101 or National Instrument 41-501, as applicable, for a period during which the Assets were owned by Vendor, Vendor shall, in a timely manner (i) provide Purchaser with any applicable material in its possession or under its control, and, if necessary, (ii) provide access to its records to an independent auditing firm selected by the Purchaser for purposes of preparing such statements, at the Purchaser's sole cost and expense. The Purchaser shall cause the audit to be carried out so as to cause a minimum of inconvenience to the business and operations of Vendor. If the independent auditors require the assistance of Vendor's personnel to find, collect or interpret the necessary information from Vendor's records, Vendor shall use reasonable efforts to cause such assistance to be provided and the Purchaser shall reimburse Vendor for the reasonable costs associated with its personnel providing such assistance. Such audit access shall be requested and conducted solely for the purposes of complying with applicable securities legislation and for no other purpose. In no event will the obligations of Vendor hereunder be interpreted to expand or extend the representations and warranties given by Vendor in this Agreement.

12.13    PUBLIC ANNOUNCEMENTS

         Prior to Closing, no Party shall release any information concerning this Agreement and the transactions herein provided for without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any Governmental Authority or to the public if required by Applicable Law, provided that the Parties shall advise each other in advance of any public statement which they propose to make; or (ii) in connection with obtaining consents or complying with Rights of First Refusal.

12.14    COUNTERPART EXECUTION

         This Agreement may be executed in counterpart and by facsimile and other electronic means and all such executed counterparts together shall constitute one agreement.

12.15    AMENDMENTS TO SCHEDULES

         The Parties agree and acknowledge that the Schedules attached hereto represent the best reflection of the Parties understanding of the constituent respective information for each Schedule at the date of the execution of this Agreement, however the Parties will work diligently together to finalize each such Schedule prior to the Closing Date in accordance with section 12.11.

         IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the day and year first above written.

XTRA OIL & GAS LTD.                     TRISTAR OIL & GAS PARTNERSHIP, by its
                                        managing PARTNER, TRISTAR OIL & GAS LTD.


Per: /s/ WILLIAM EDWARD MCKECHNIE       Per:
     --------------------------------        --------------------------------
     WILLIAM EDWARD MCKECHNIE
     President and Director

Per: /s/ REBECCA KIOMI MORI             Per:
     --------------------------------        --------------------------------
     REBECCA KIOMI MORI
     Secretary-Treasurer and Director

          SCHEDULE "A" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                                  LAND SCHEDULE

          This Schedule consists of _______ pages, including this page

         SCHEDULE "A-1" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                                    LAND PLAT

             This Schedule consists of 2 pages, including this page

          SCHEDULE "B" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                                      WELLS

          This Schedule consists of _______ pages, including this page

          SCHEDULE "C" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                                   FACILITIES

          SCHEDULE "D" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                 SALE, PROCESSING AND TRANSPORTATION AGREEMENTS

          SCHEDULE "E" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                                      AFES

          SCHEDULE "F" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                               GENERAL CONVEYANCE

             This Schedule consists of 3 pages, including this page

                               GENERAL CONVEYANCE
                               ------------------

         This Agreement made this o day of o, 200o,

BETWEEN:

                  XTRA OIL & GAS LTD. (hereinafter referred to as "VENDOR")

                                     - and -

                  TRISTAR OIL & GAS PARTNERSHIP (hereinafter collectively referred to as "PURCHASER")


WHEREAS Vendor has agreed to sell and convey the Assets to Purchaser and Purchaser has agreed to purchase and receive the Assets from Vendor;

NOW THEREFORE for the consideration provided in the Purchase Agreement and in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:

1.       DEFINITIONS

         In this General Conveyance including the premises hereto, "Purchase Agreement" means the agreement entitled "Purchase and Sale Agreement" dated o, 2006 and made between Vendor and Purchaser. In addition, the definitions provided for in the Purchase Agreement are adopted herein by this reference.

2.       CONVEYANCE

         Pursuant to and for the consideration provided for in the Purchase Agreement, Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser the entire right, title, estate and interest of Vendor in and to the Assets, to have and to hold the same absolutely, together with all benefit and advantage to be derived therefrom.

3.       EFFECTIVE TIME

         Possession and beneficial ownership of the Assets shall pass from Vendor to Purchaser on the Closing Date. For all other purposes this General Conveyance shall be effective as of the Effective Time.

4.       SUBORDINATE DOCUMENT

         This General Conveyance is executed and delivered by the parties hereto pursuant to the Purchase Agreement and the provisions of the Purchase Agreement shall prevail in the event of a conflict between the provisions of the Purchase Agreement and the provisions of this General Conveyance.

5.       ENUREMENT

         This General Conveyance shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective trustees, receivers, receiver-managers, successors and permitted assigns.

6.       FURTHER ASSURANCES

         Each party hereto will, from time to time and at all times hereafter, at the request of the other party but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms hereof.

7.       TIME OF ESSENCE

         Time shall be of the essence in this General Conveyance.

8.       GOVERNING LAW

         This General Conveyance shall be construed in accordance with and governed by the laws of the Province of Alberta.

9.        COUNTERPART EXECUTION

         This General Conveyance may be executed in counterpart and all executed counterparts together shall constitute one agreement.

         IN WITNESS WHEREOF the parties hereto have executed this General Conveyance on the date first above written.

XTRA OIL & GAS LTD.                     TRISTAR OIL & GAS PARTNERSHIP, by its
                                        managing partner, TRISTAR OIL & GAS LTD.

Per: /s/ William Edward McKechnie       Per: /s/ Jeremy Wallis
         William Edward McKechnie                Jeremy Wallis
         President                               Vice President, Land

Per: /s/ Rebecca Kiomi Mori
         Rebecca Kiomi Mori
         Secretary-Treasurer

          SCHEDULE "G" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                                     SEISMIC

          SCHEDULE "H" TO A PURCHASE AND SALE AGREEMENT DATED {}, 2006
          BETWEEN XTRA OIL & GAS LTD. AND TRISTAR OIL & GAS PARTNERSHIP
________________________________________________________________________________


                               DISCLOSURE SCHEDULE

                                TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION.......................................................1

   1.1    DEFINITIONS..........................................................1
   1.2    ARTICLE, SECTION AND SCHEDULE REFERENCES.............................9
   1.3    INTERPRETATION NOT AFFECTED BY HEADINGS..............................9
   1.4    INCLUDED WORDS.......................................................9
   1.5    SCHEDULES............................................................9
   1.6    CURRENCY.............................................................9
   1.7    KNOWLEDGE OR AWARENESS...............................................9

ARTICLE 2 PURCHASE AND SALE...................................................10

   2.1    PURCHASE AND SALE...................................................10
   2.2    PURCHASE PRICE......................................................10
   2.3    ALLOCATION OF PURCHASE PRICE........................................10
   2.4    PAYMENT OF PURCHASE PRICE...........................................10
   2.5    GST.................................................................10

ARTICLE 3 CLOSING.............................................................11

   3.1    PLACE OF CLOSING....................................................11
   3.2    EFFECTIVE TIME OF TRANSFER..........................................11
   3.3    DELIVERIES AT CLOSING...............................................11
   3.4    DELIVERY OF DATA....................................................12
   3.5    SPECIFIC CONVEYANCES................................................12

ARTICLE 4 ADJUSTMENTS.........................................................12

   4.1    COSTS AND REVENUES TO BE APPORTIONED................................12
   4.2    ADJUSTMENTS TO ACCOUNT..............................................13
   4.3    ARBITRATION OF DISPUTES.............................................14
   4.4    POST-CLOSING ACCOUNTING.............................................15
   4.5    DEPOSITS, CASH CALLS AND OPERATING FUNDS............................15

ARTICLE 5 CONDITIONS OF CLOSING...............................................15

   5.1    PURCHASER'S CONDITIONS..............................................15
   5.2    VENDOR'S CONDITIONS.................................................16
   5.3    EFFORTS TO FULFILL CONDITIONS PRECEDENT.............................17
   5.4    FAILURE OF A CONDITION DUE TO A BREACH..............................17
   5.5    OFFICER'S CERTIFICATES GENERALLY....................................17

ARTICLE 6 REPRESENTATIONS AND WARRANTIES......................................18

   6.1    REPRESENTATIONS AND WARRANTIES OF VENDOR............................18
   6.2    NEGATION OF OTHER REPRESENTATIONS AND WARRANTIES....................21
   6.3    REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................22
   6.4    SURVIVAL............................................................23

ARTICLE 7 INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES......................23

   7.1    VENDOR'S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES.............23
   7.2    PURCHASER'S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES..........23
   7.3    LIMITATION..........................................................23

ARTICLE 8 INDEMNITIES.........................................................24

   8.1    PURCHASER'S GENERAL INDEMNITY.......................................24
   8.2    ENVIRONMENTAL MATTERS AND ABANDONMENT AND RECLAMATION OBLIGATIONS...24
   8.3    VENDOR'S GENERAL INDEMNITY..........................................25

ARTICLE 9 RIGHTS OF FIRST REFUSAL.............................................25

ARTICLE 10 MAINTENANCE OF ASSETS..............................................25

   10.1   MAINTENANCE OF ASSETS PRIOR TO CLOSING..............................25
   10.2   CONSENT OF PURCHASER................................................26
   10.3   FOLLOWING CLOSING...................................................26
   10.4   TRANSFER OF OPERATORSHIP............................................27

ARTICLE 11 ARBITRATION........................................................27

   11.1   GENERAL ARBITRATION PROVISIONS......................................27

ARTICLE 12 GENERAL............................................................27

   12.1   FURTHER ASSURANCES..................................................27
   12.2   NO MERGER...........................................................28
   12.3   ENTIRE AGREEMENT....................................................28
   12.4   GOVERNING LAW.......................................................28
   12.5   ENUREMENT...........................................................28
   12.6   TIME OF ESSENCE.....................................................28
   12.7   NOTICES.............................................................28
   12.8   INVALIDITY OF PROVISIONS............................................29
   12.9   WAIVER..............................................................29
   12.10  REMEDIES GENERALLY..................................................29
   12.11  AMENDMENT...........................................................30
   12.12  POST-CLOSING INFORMATION AND ACCESS.................................30
   12.13  PUBLIC ANNOUNCEMENTS................................................30
   12.14  COUNTERPART EXECUTION...............................................30
   12.15  AMENDMENTS TO SCHEDULES.............................................31

   Schedule "A"   - Land Schedule
   Schedule "A-1" - Land Plat
   Schedule "B"   - Wells
   Schedule "C"   - Facilities
   Schedule "D"   - Sale, Processing and Transportation Agreements
   Schedule "E"   - AFEs
   Schedule "F"   - General Conveyance
   Schedule "G"   - Seismic
   Schedule "H"   - Disclosure Schedule